SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ROBERT HALF INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2884 Sand Hill Road, Suite 200, Menlo Park, California 94025

Robert Half Inc.
Annual Meeting of Stockholders
May 13, 2026

NOTICE OF AMENDMENT TO PROXY STATEMENT

For the Annual Meeting of Stockholders to be held on May 13, 2026

This amendment (this "Amendment") amends and supplements the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 10, 2026 (the "Proxy Statement") by Robert Half Inc. (the "Company") for its 2026 Annual Meeting of Stockholders (the "Annual Meeting").

Purpose of Amendment

The purpose of this Amendment is to notify stockholders of the death of Dirk A. Kempthorne, a director of the Company and a nominee for election to the Board of Directors listed in the Proxy Statement. Governor Kempthorne passed away on April 24, 2026. Except as set forth below, this Amendment does not change the proposals to be presented at the Annual Meeting or our Board of Directors’ recommendations with respect to the proposals, which are described in the Proxy Statement.

Passing of Dirk A. Kempthorne

The Company was deeply saddened to learn of the untimely passing of director Dirk A. Kempthorne on April 24, 2026. Gov. Kempthorne had a distinguished career in government and was an important advisor to the Company. During his service, Gov. Kempthorne provided thoughtful counsel and valuable perspective on governance, public policy and risk oversight. His insights contributed meaningfully to the Board’s deliberations and supported the Company’s long-term strategic and ethical objectives.

Effect on Director Elections

1.Removal of Nominee: Dirk A. Kempthorne is no longer standing for re-election to the Board of Directors.

2.Votes for Dirk A. Kempthorne: Any votes cast for Dirk A. Kempthorne in Proposal 1 will be disregarded.

3.Validity of Proxies: Valid proxies previously submitted will remain in effect, but will not be voted for Dirk A. Kempthorne. Proxies will be voted for the remaining nominees named in the Proxy Statement.

4.Board Size: The Board has reduced the size and number of directors to be elected at the Annual Meeting to eight.

How to Revoke or Change Your Vote

If you have already submitted a proxy and wish to change your vote or revoke your proxy, you may do so by following the instructions in the Proxy Statement.